                                                                    EXHIBIT 4.29


                  CLASS A PREFERRED STOCK EXCHANGE AGREEMENT

     Class A Preferred Stock Exchange Agreement, dated as of March 4, 1999, by and between MCI WORLDCOM, Inc., a Georgia corporation ("MCI WCOM") and WAM!NET INC., a Minnesota corporation (the "Company").

                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, MCI WCOM is the owner of 100,000 shares of the Company's Class A Preferred Stock, par value $10.00 per share (the "Old Class A Preferred Stock"), in addition to certain warrants to purchase, and other securities convertible into and exchangeable for, the Company's common stock, par value $0.01 per share (the "Common Stock");

     WHEREAS, the Old Class A Preferred Stock entitles the holders thereof, voting separately as a class to elect a majority of the members of the Board of Directors of the Company;

     WHEREAS, the Company and Silicon Graphics, Inc., a Delaware corporation ("SGI"), have entered into a Letter of Intent, dated as of February 2, 1999 (the "LOI"), which contemplates that SGI will acquire certain convertible preferred stock of the Company and have the right to designate one member of the Board of Directors of the Company;

     WHEREAS, the LOI also contemplates that the terms of the Old Class A Preferred Stock will be modified such that the holders thereof, voting separately as a class, will be entitled to elect that number of the members of the Board equal to the largest whole number less than a majority of the Board; and

     WHEREAS, the Company and MCI WCOM desire, on the terms and subject to the conditions set forth hereon, to exchange the Old Class A Preferred Stock for 115,206 shares of the Company's 1999 Class A Preferred Stock, par value $10.00 per share, with the terms and conditions set forth in the Statement of Rights and Preferences of Class A Preferred Shares of WAM!NET Inc. a copy of which is attached hereto as Exhibit I (the "New Class A Preferred Stock").

     NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereby agree as follows:

     1. Concurrent with the execution and delivery of this Agreement, MCI WCOM shall surrender to the Company its certificate evidencing all of the Old Class A Preferred Stock at the offices of the Company, 6100 West 110th Street, Minneapolis, MN 55438.

     2. In consideration of the surrender of the Old Class A Preferred Stock as contemplated by Section 1, the Company shall issue to MCI WCOM a certificate evidencing the New Class A Preferred Stock.

     3. Upon surrender and delivery of the Old Class A Preferred Stock contemplated by Section 1, (i) all of MCI WCOM's rights with respect thereto shall terminate and (ii) such shares shall be retired and canceled by the Company.

     4. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and, except as set forth in the final sentence of Section 5 hereof, nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter contained herein and supersedes all other prior understandings or agreements, both written and oral, between the parties with respect to the matters contained herein. The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; but this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions or part reformed so that it would be valid, legal and enforceable to the maximum extent possible. This Agreement shall be governed by, and construed in accordance with, the law of the State of Minnesota without regard to its principles of conflicts of laws. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart by original or facsimile signature.

     5. The parties hereto are also parties to that certain Preferred Stock, Subordinated Note and Warrant Purchase Agreement, dated November 14, 1996 (the "A Agreement"). The parties hereby agree that (a) Section 4.02 of the A Agreement is hereby amended by substituting the year "2001" for the year "2000" therein and making all such other changes as is necessary to conform Section
4.02 accordingly and (b) all references to "owners of outstanding shares" of the Company in Article IV of the A Agreement shall be deemed to include Silicon Graphics, Inc. ("SGI"), and the amount of "outstanding shares" deemed to be owned by SGI shall be equal to the amount of shares of the Company's Common Stock, par value $0.01 per share ("Common Stock"), then held by SGI, together with the number of shares of Common Stock that all securities then held by SGI are convertible into or exchangeable for. SGI shall be deemed to be an express third-party beneficiary of this Section 5.

     IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.


WAM!NET INC.

     /s/ Allen L. Witters
_____________________________

By:  Allen L. Witters

Its: Chief Technology Officer


MCI WORLDCOM, INC.

     /s/ Susan Mayer
_____________________________
By:  Susan Mayer

Its: Senior Vice Pesident


CONSENTING TO THE PROVISIONS OF SECTION 5 HEREOF ONLY:

/s/ Edward J. Driscoll, III
_____________________________
Edward J. Driscoll, III

/s/ Allen L. Witters
_____________________________
Allen L. Witters